Exhibit 99.1

Cell Therapeutics Announces Sale of Convertible Preferred Stock

SEATTLE, September 13, 2013—Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) today announced that it has agreed to sell 15,000 shares of its Series 18 Preferred Stock directly to Quogue Capital LLC and an affiliate of Perceptive Advisors LLC in a registered direct offering conducted without an underwriter or placement agent for gross proceeds of approximately $15 million (the “Offering”). The net proceeds from the Offering, after deducting estimated offering expenses, will be approximately $14.8 million.

Each share of Series 18 Preferred Stock will have a stated value of $1,000 per share and will be convertible at the option of the holder, at any time prior to the automatic conversion of such shares in certain circumstances, into a total of 15 million shares of registered common stock at a conversion price of $1.00 per share of common stock. Shares of the Series 18 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock, but would be entitled to a liquidation preference over the common stock in certain liquidation events. The Series 18 Preferred Stock will have no voting rights on general corporate matters.

CTI plans to use the net proceeds from the Offering to continue Phase 3 trials of pacritinib and to support the commercialization of PIXUVRI® (pixantrone) in Europe as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital. The Offering is expected to close on or about September 18, 2013.

The securities described above are being offered by CTI pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on November 1, 2011. A prospectus supplement related to the Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Alternatively, CTI will arrange to send you the prospectus supplement and the accompanying prospectus upon request by calling CTI at (206) 282-7100.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The shares of Series 18 Preferred Stock (and the shares of common stock into which each share of Series 18 Preferred Stock will be convertible) will not be offered, sold or distributed, directly or indirectly, in Italy in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”), unless an express exemption from compliance with the restrictions on offers to the public, including, without limitation, as provided under Article 100 of the Financial Services Act and Article 34-ter of CONSOB Regulation No. 11971 of May 14, 1999, as amended, applies.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the completion and timing of its proposed Offering and use of proceeds from the Offering. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed Offering; risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that CTI may not obtain reimbursement for PIXUVRI in certain markets in the European Union as planned, that the conditional marketing authorization for PIXUVRI may not be renewed, that the second Phase 3 clinical trial of pacritinib will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib, and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

PIXUVRI is a registered trademark of Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

E: lvilla@cti-lifesciences.com

T: +39 02 89659706

http://www.celltherapeutics.com/italiano